UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

JMP Group Inc. (the “Company”) previously disclosed that its wholly owned subsidiary, JMP Group LLC, entered into a Credit Agreement dated August 3, 2006, by and among the Company and City National Bank, N.A (“CNB”), as amended (such agreement and its amendments, collectively, the “Credit Agreement”). Pursuant to the Credit Agreement, CNB made available to the Company a revolving credit facility of $21 million and a term loan of approximately $8.7 million. As of March 31, 2010, such revolving facility had $2.1 million outstanding and $18.9 million available thereon and a term loan of $6.9 million due December 31, 2013.

On June 1, 2010, the Company drew down approximately $5.0 million under its revolving credit facility and it plans to draw down the remaining $13.9 million available under the facility by June 30, 2010. The amounts outstanding under the revolving credit facility will convert to a term loan as of December 31, 2010 and together with the current $6.9 million term loan, will consist of a term loan in the aggregate principal amount of approximately $27 million that will be due December 31, 2013. Principal payments on such term loans are due quarterly and for the additional amount converting on December 31, 2010, such principal payments shall commence January 1, 2011. The Company anticipates that the proceeds may be used (i) for general corporate purposes; (ii) to fund certain investments and/or (iii) to repurchase Company stock.

In connection with the draw downs under the Credit Agreement, on May 28, 2010, the Company also entered into an interest rate cap agreement with CNB on an initial notional amount of approximately $27.1 million, with the intent to hedge its interest rate exposure under the Credit Agreement by effectively capping interest costs at 3.75% (the “Rate Cap Transaction”). The Rate Cap Transaction is effective on July 1, 2010. In connection with the Rate Cap Transaction, the Company paid to CNB a transaction fee of $364,000.

The Credit Agreement contains financial and other covenants, including, but not limited to, limitations on debt, liens and investments, as well as the maintenance of certain financial covenants. A violation of any one of these covenants could result in a default under the facility, which would permit the bank to terminate our loan and require the immediate repayment of any outstanding principal and interest. The terms of the Credit Agreement are further described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the Securities and Exchange Commission on May 6, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: June 3, 2010	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer